Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 19, 2018

BY AND BETWEEN

SB ONE BANCORP

SB ONE BANK

AND

ENTERPRISE BANK N.J.

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ii

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Plan of Bank Merger
Exhibit C	Form of Employment Agreement with Donald J. Haake

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TABLE OF DEFINITIONS

	Page		Page
Acquisition Proposal	39	Index Price	36
Acquisition Transaction	39	Informational Systems Conversion	32
Agreement	1	Insurance Amount	30
Average Closing Price	35	Insurance Policies	16
Bank Merger Act	40	Intellectual Property	41
Bank Regulator	38	IRS	41
BOLI	16	Knowledge	41
Business Day	40	Leases	16
EBNJ	1	Loans	15
EBNJ Benefit Plans	12	Material Adverse Effect	41
EBNJ Board	40	Merger	1
EBNJ Disclosure Schedule	40	Merger Consideration	42
EBNJ Employees	11	Merger Registration Statement	27
EBNJ ERISA Affiliate	11	NASDAQ	42
EBNJ Financial Statements	8	New Certificates	4
EBNJ Intellectual Property	40	New Members	2
EBNJ Option	6	NJDBI	2
EBNJ Pension Plan	11	OREO	15
EBNJ Stock	6, 40	Person	42
Certificate	3, 40	Proxy Statement/Prospectus	42
Change in Recommendation	27	Regulatory Approvals	19
Closing	2	Regulatory Order	9
Closing Date	2	Rights	42
Code	1	SB One Bank	1
Community Reinvestment Act	9	SBBX	1
Confidentiality Agreement	28	SBBX Board	42
Derivative Transaction	35	SBBX Benefit Plans	21
Determination Date	36	SBBX Disclosure Schedule	42
Dissenters' Rights Laws	4	SBBX ERISA Affiliate	21
Dissenting Shares	4	SBBX Intellectual Property	42
Effective Date	2	SBBX Ratio	35
Effective Time	3	SBBX SEC Documents	19
Employee Stock Incentive Plan	40	SBBX Stock	42
Environmental Law	40	SBBX 2017 Form 10-K	19
ERISA	40	SEC	8
Exchange Act	40	Securities Act	42
Exchange Agent	4, 40	Securities Documents	20
Exchange Fund	4	Settlement Agreement	31
Exchange Ratio	3	Software	42
FDIC	40	Starting Date	36
FHLB	41	Starting Price	36
Final Index Price	36	Subsidiary	42
Finance Laws	10	Superior Proposal	42
FRB	41	Surviving Bank	1
GAAP	41	Tax	43
Governmental Authority	41	Tax Returns	43
Hazardous Substance	41	Taxes	43
Indemnified Parties	29	Termination Date	35
Indemnifying Party	29	Voting Agreement	1
Index Group	36

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This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 19, 2018, by and between SB One Bancorp, a New Jersey corporation (“SBBX”), SB One Bank, a New Jersey-chartered bank (“SB One Bank”), and Enterprise Bank N.J., a New Jersey-chartered bank (“EBNJ”).

WITNESSETH

WHEREAS, the Board of Directors of SBBX and the Board of Directors of EBNJ have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, EBNJ will merge with and into SB One Bank, a New Jersey-chartered bank and wholly owned subsidiary of SBBX (the “Merger”);

WHEREAS, as a material inducement to SBBX to enter into this Agreement, each of the directors of EBNJ has entered into a voting agreement with SBBX dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of EBNJ Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I
THE MERGER

Section 1.01         Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, EBNJ shall merge with and into SB One Bank, and SB One Bank shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the State of New Jersey. SBBX will cause SB One Bank to, and EBNJ shall, execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B. As part of the Merger, shares of EBNJ Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section 1.02         Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. EBNJ and SBBX each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinion contemplated by Section 6.01(e).

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Section 1.03         Name of the Surviving Bank. The name of the Surviving Bank shall be “SB One Bank.”

Section 1.04         Charter and Bylaws of the Surviving Bank. The charter and bylaws of the Surviving Bank upon consummation of the Merger shall be the charter and bylaws of SB One Bank as in effect immediately prior to consummation of the Merger.

Section 1.05         Directors and Officers of SBBX and Surviving Bank.

(a)          At Effective Time, the directors of each of SBBX and Surviving Bank immediately prior the Effective Time shall continue to be the directors of SBBX and Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of SBBX and Surviving Bank shall each be increased by two (2) directors to be selected by SBBX upon consultation with EBNJ (the “New Members”), and the New Members shall be appointed to the board of directors of both SBBX and Surviving Bank for terms to expire at SBBX’s and Surviving Bank’s next annual meeting. At the next annual meeting of shareholders of SBBX after the Effective Date, the New Members shall be nominated to the boards of directors of SBBX and Surviving Bank each for a term of three (3) years and SBBX shall recommend that its stockholders vote in favor of the election of each such nominee and shall, as the sole shareholder of the Surviving Bank, vote itself in favor of each such nominee. Notwithstanding the foregoing, neither SBBX nor Surviving Bank shall have any obligation to appoint any New Member to serve on SBBX’s or Surviving Bank’s Board if such Person is not a member of the EBNJ’s board of directors immediately prior to the Effective Time. Each of the directors of SBBX and Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of SBBX and Surviving Bank.

(b)          At the Effective Time, the officers of SBBX and Surviving Bank shall consist of the officers of SBBX and Surviving Bank in office immediately prior to the Effective Time with the addition of Donald J. Haake as Senior Executive Vice President, Regional Banking of Surviving Bank.

Section 1.06         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under federal law, applicable provisions of the New Jersey Business Corporation Act, New Jersey Banking Act of 1948, as amended, and the regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of EBNJ shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of EBNJ shall be vested in and assumed by SB One Bank.

Section 1.07         Effective Date and Effective Time; Closing.

(a)          Subject to the terms and conditions of this Agreement, SBBX will make all such filings as may be required to consummate the Merger by applicable laws and regulations. On the Closing Date, which shall take place not more than five (5) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or on such other date as the parties shall mutually agree to, SBBX and EBNJ shall file a Certificate of Merger with the New Jersey Department of Banking and Insurance (the “NJDBI”) in accordance with the New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder. The date of such filings is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified by the NJDBI on the articles of combination.

(b)          The closing (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to SBBX and EBNJ the certificates and other documents required to be delivered under Article VI hereof.

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Section 1.08         Alternative Structure. SBBX may, at any time prior to the Effective Time, change the method of effecting the combination of SB One Bank and EBNJ (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of or EBNJ’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of SBBX or EBNJ pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event SBBX makes such a change, EBNJ agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.09         Additional Actions. If, at any time after the Effective Time, SBBX shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in SBBX its right, title or interest in, to or under any of the rights, properties or assets of EBNJ, or (ii) otherwise carry out the purposes of this Agreement, EBNJ and its officers and directors shall be deemed to have granted to SBBX an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in SBBX or SB One Bank its right, title or interest in, to or under any of the rights, properties or assets of EBNJ or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of SBBX or SB One Bank are authorized in the name of EBNJ or otherwise to take any and all such action.

Section 1.10         Absence of Control. It is the intent of the parties to this Agreement that SBBX by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, EBNJ and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of EBNJ.

Article II
CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01         Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)          Each share of SBBX Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)          Each share of EBNJ Stock held as treasury stock, if any, immediately prior to Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c)          Each share of EBNJ Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 0.4538 shares (the “Exchange Ratio”) of SBBX Stock (the “Merger Consideration”).

Section 2.02         Rights as Shareholders; Stock Transfers. All shares of EBNJ Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive for each such share of EBNJ Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of SBBX Stock in accordance with Section 2.03. At the Effective Time, holders of the EBNJ Stock shall cease to be, and shall have no rights as, shareholders of EBNJ other than the right to receive the Merger Consideration and cash in lieu of fractional shares of SBBX Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of EBNJ of shares of the EBNJ Stock.

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Section 2.03         No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of SBBX Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, SBBX shall pay to each holder of a fractional share of SBBX Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of SBBX Stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third Business Day immediately prior to the Closing Date, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.04         Dissenting Shares. Each outstanding share of EBNJ Stock the holder of which has perfected his or her right to dissent from the Merger under N.J.S.A. 17:9A-140 et seq. (the “Dissenters’ Rights Laws”) and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the Dissenters’ Rights Laws. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.01(c) hereof. EBNJ shall give SBBX prompt notice upon receipt by EBNJ of any such written demands for payment of the fair value of shares of the EBNJ Stock and of withdrawals of such demands and any other instruments provided pursuant to the Dissenters’ Rights Laws. Any payments made in respect of Dissenting Shares shall be made by SBBX.

Section 2.05         Exchange Procedures.

(a)          At or before the Effective Time, for the benefit of the holders of Certificates, (i) SBBX shall cause to be delivered to a bank or trust company designated by SBBX and reasonably satisfactory to EBNJ (the “Exchange Agent”), for exchange in accordance with this Article II, certificates representing the shares of SBBX Stock issuable pursuant to this Article II (“New Certificates”) and (ii) SBBX shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of SBBX Stock (such New Certificates and cash hereinafter referred to as the “Exchange Fund”).

(b)          As promptly as practicable following the Effective Time, and provided that EBNJ has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of EBNJ Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 2.01 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of SBBX Stock to which such former holder of EBNJ Stock shall have become entitled pursuant to this Agreement and (ii) a check representing the amount of cash (if any) payable in lieu of a fractional share of SBBX Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (other than Certificates representing treasury stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Section 2.01 and Section 2.03 and any unpaid dividends and distributions thereon as provided in Section 2.05(c). No interest shall be paid or accrued on (x) any cash in lieu of fractional shares or (y) any such unpaid dividends and distributions payable to holders of Certificates.

(c)          No dividends or other distributions with a record date after the Effective Time with respect to SBBX Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of SBBX Stock represented by such Certificate.

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(d)          The Exchange Agent and SBBX, as the case may be, shall not be obligated to deliver a New Certificate or New Certificates representing shares of SBBX Stock (or any cash in lieu of fractional shares) to which a holder of EBNJ Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of EBNJ Stock for exchange as provided in this Section 2.05, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by SBBX. If any New Certificates evidencing shares of EBNJ Stock are to be issued in a name other than that in which the Certificate evidencing EBNJ Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of SBBX Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of EBNJ for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to SBBX. Any shareholders of EBNJ who have not theretofore complied with Section 2.05(b) shall thereafter look only to SBBX for the Merger Consideration deliverable in respect of each share of EBNJ Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of EBNJ Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of SBBX Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of SBBX (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of EBNJ Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. SBBX and the Exchange Agent shall be entitled to rely upon the stock transfer books of EBNJ to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of EBNJ Stock represented by any Certificate, SBBX and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)          SBBX (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of EBNJ Stock such amounts as SBBX is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of EBNJ Stock in respect of which such deduction and withholding was made by SBBX.

Section 2.06         Anti-Dilution Provisions. In the event SBBX or EBNJ changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of SBBX Stock or EBNJ Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding SBBX Stock or EBNJ Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to SBBX Stock if (a) SBBX issues additional shares of SBBX Stock and receives consideration for such shares in a bona fide third party transaction, (b) SBBX issues additional shares of SBBX Stock under its Employee Stock Incentive Plan, or (c) SBBX issues employee or director stock grants or similar equity awards or shares of SBBX Stock upon the exercise or settlement thereof.

Section 2.07         Reservation of Shares. Effective upon the date of this Agreement, SBBX shall reserve for issuance a sufficient number of shares of the SBBX Stock for the purpose of issuing shares of SBBX Stock to EBNJ shareholders in accordance with this Article II.

Section 2.08         Listing of Additional Shares. Prior to the Effective Time, SBBX shall notify NASDAQ of the additional shares of SBBX Stock to be issued by SBBX in exchange for the shares of EBNJ Stock.

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Section 2.09         Stock Options. Each option to purchase shares of EBNJ Stock issued by EBNJ set forth on EBNJ Disclosure Schedule 3.03(b) and outstanding at the Effective Time pursuant to the EBNJ Stock Option Plans (each, an “EBNJ Option”) shall become fully vested to the extent not vested as of such date and be canceled, and in lieu thereof, the holders of such EBNJ Options shall be paid in cash an amount equal to the product of (x) the number of shares of EBNJ Stock subject to such EBNJ Option at the Effective Time multiplied by (y) $13.75 less the exercise price per share of such EBNJ Option and (z) net of any cash which must be withheld under federal and state income and employment tax requirements. As a condition to the receipt of a cash payment in cancellation of EBNJ Options, each option holder shall execute and deliver to SBBX a cancellation agreement in form and substance reasonably satisfactory to SBBX. In the event that the exercise price of an EBNJ Option is greater than the cash payment to be made under this Section 2.09, then EBNJ shall take such actions as may be reasonably necessary or appropriate to cause, at the Effective Time, such EBNJ Option to be canceled without any payment made in exchange therefor. Prior to the Effective Time, the Board of Directors of EBNJ and the compensation committee thereof, as applicable, will take all reasonable corporate actions, and adopt such resolutions as may be necessary or appropriate to effectuate this Section 2.09. If any holder of an EBNJ Option exercises such EBNJ Option before the Effective Time, EBNJ shall issue shares of EBNJ Stock upon such exercise in accordance with the terms of the EBNJ Options and such shares of EBNJ Stock shall be converted into the Merger Consideration at the Effective Time pursuant to the terms of this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF EBNJ

Section 3.01         Making of Representations and Warranties. Except as set forth in the EBNJ Disclosure Schedule, EBNJ hereby represents and warrants to SBBX that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 3.02         Organization, Standing and Authority of EBNJ. EBNJ is a New Jersey-chartered bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. EBNJ’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by EBNJ when due. EBNJ is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on EBNJ Disclosure Schedule 3.02. The Certificate of Incorporation and Bylaws of EBNJ, copies of which have been made available to SBBX, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03         EBNJ Capital Stock.

(a)          The authorized capital stock of EBNJ consists solely of 10,000,000 shares of common stock, par value $5.00 per share, of which 3,268,411 shares are outstanding as of the date hereof (“EBNJ Stock”) and 1,000,000 shares of preferred stock, no par value, of which no shares are outstanding as of the date hereof. As of the date hereof, there are no shares of EBNJ Stock held in treasury by EBNJ. The outstanding shares of EBNJ Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for the EBNJ Options listed on EBNJ Disclosure Schedule 3.03(b), EBNJ does not have any Rights issued or outstanding with respect to EBNJ Stock and EBNJ does not have any commitment to authorize, issue or sell any EBNJ Stock or Rights.

(b)          EBNJ Disclosure Schedule 3.03(b), contains a list setting forth, as of the date of this Agreement, all outstanding EBNJ Options, the exercise price per share with respect to each such EBNJ Option, a list of all option holders with respect to each EBNJ Stock Option including identification of any such optionees that are not current or former employees, directors or officers of EBNJ, the date of grant and date of expiration of each EBNJ Option, and any vesting schedule applicable to each unvested EBNJ Option. Upon issuance in accordance with the terms of the outstanding option agreements, the shares of EBNJ Stock issued pursuant to the EBNJ Options shall be issued in compliance with all applicable laws.

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Section 3.04         Subsidiaries. Except as set forth on EBNJ Disclosure Schedule 3.04, EBNJ does not, directly or indirectly, own or control any Affiliate. Except as disclosed on EBNJ Disclosure Schedule 3.04, EBNJ does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by EBNJ has not been conducted through any other direct or indirect Subsidiary or Affiliate of EBNJ. No such equity investment identified in EBNJ Disclosure Schedule 3.04 is prohibited by the State of New Jersey, the NJDBI, the FRB, or the FDIC.

Section 3.05         Corporate Power; Minute Books. EBNJ has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and EBNJ has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of EBNJ’s shareholders of this Agreement. EBNJ does not conduct any trust business. The minute books of EBNJ contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of EBNJ and the EBNJ Board (including committees of the EBNJ Board).

Section 3.06         Execution and Delivery. Subject to the approval of this Agreement by the shareholders of EBNJ, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of EBNJ and the EBNJ Board on or prior to the date hereof. The EBNJ Board has directed that this Agreement be submitted to EBNJ’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of EBNJ Stock entitled to vote thereon, no other vote of the shareholders of EBNJ is required by law, the Certificate of Incorporation of EBNJ, the Bylaws of EBNJ or otherwise to approve this Agreement and the transactions contemplated hereby. EBNJ has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by SBBX, this Agreement is a valid and legally binding obligation of EBNJ, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07         Regulatory Approvals; No Defaults.

(a)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by EBNJ or any of its Subsidiaries in connection with the execution, delivery or performance by EBNJ of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications, notices or waiver requests with, and consents, approvals or waivers by SBBX, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of EBNJ Stock. As of the date hereof, EBNJ is not aware of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b)          Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by EBNJ, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws (or similar governing documents) of EBNJ or similar governing documents of any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EBNJ or any of its Subsidiaries, or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of EBNJ or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which EBNJ or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected.

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Section 3.08         Financial Statements.

(a)          EBNJ has previously made available to SBBX copies of the balance sheet of EBNJ as of December 31 for the fiscal years 2017 and 2016, and the related statements of income, shareholders’ equity and cash flows for the fiscal years 2017, 2016 and 2015, in each case accompanied by the audit report of Baker Tilly Virchow Krause, LLP, the independent registered public accounting firm of EBNJ (the “EBNJ Financial Statements”). The EBNJ Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of EBNJ and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of EBNJ have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Baker Tilly Virchow Krause, LLP has not resigned or been dismissed as independent public accountants of EBNJ as a result of or in connection with any disagreements with EBNJ on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          EBNJ is not now, nor has it ever been, required to file with the Securities and Exchange Commission (the “SEC”) any periodic or other reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 3.09         Absence of Certain Changes or Events.

(a)          Since December 31, 2017, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on EBNJ.

(b)          Since December 31, 2017, each of EBNJ and its Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(c)          Except as set forth in EBNJ Disclosure Schedule 3.09, since December 31, 2017, none of EBNJ or any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2017, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of EBNJ’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of EBNJ’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of EBNJ’s capital stock, (iv) changed any accounting methods (or underlying assumptions), principles or practices of EBNJ affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by EBNJ or any settlement or compromise of any income tax liability by EBNJ, (vi) made any material change in EBNJ’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

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Section 3.10         Financial Controls and Procedures. During the periods covered by the EBNJ Financial Statements, each of EBNJ and its Subsidiaries has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of EBNJ’s or any of its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EBNJ or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the first sentence of this Section 3.10.

Section 3.11         Regulatory Matters.

(a)          Each of EBNJ and its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2015 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of EBNJ, and except as set forth in EBNJ Disclosure Schedule 3.11, no Governmental Authority has initiated any proceeding, or to the Knowledge of EBNJ, investigation into the business or operations of EBNJ or any of its Subsidiaries, since December 31, 2015. Other than as set forth in EBNJ Disclosure Schedule 3.11, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of EBNJ. EBNJ is “well-capitalized” as defined in applicable laws and regulations, and EBNJ has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.

(b)          Other than as set forth in EBNJ Disclosure Schedule 3.11, neither EBNJ, nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. EBNJ has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 3.12         Legal Proceedings; Regulatory Action.

(a)          Other than as set forth in EBNJ Disclosure Schedule 3.12, (i) there are no pending or, to EBNJ’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against EBNJ or any of its Subsidiaries and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)          EBNJ is not a party to any, nor are there any pending or, to EBNJ’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against EBNJ in which, to the Knowledge of EBNJ, there is a reasonable probability of any material recovery against or other Material Adverse Effect on EBNJ or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)          There is no injunction, order, judgment or decree imposed upon EBNJ or any of its Subsidiaries, or their respective assets, and none of EBNJ or any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

(d)          None of EBNJ or any of its Subsidiaries is a party to or subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the NJDBI and the FDIC) or the supervision or regulation of EBNJ. None of EBNJ or any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

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(e)          EBNJ has not been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission

Section 3.13         Compliance with Laws.

(a)          Each of EBNJ and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination, other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on EBNJ;

(b)          Each of EBNJ and its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to make any such filing, application or registration will not, alone or in the aggregate, have a Material Adverse Effect on EBNJ ; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to EBNJ’s Knowledge, no suspension or cancellation of any of them is threatened;

(c)          Other than as set forth in EBNJ Disclosure Schedule 3.13, none of EBNJ or any Subsidiary has received, since December 31, 2014, any notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to EBNJ’s Knowledge, do any grounds for any of the foregoing exist); and

(d)          EBNJ has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity, other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on EBNJ. In addition, there is no pending or, to the Knowledge of EBNJ, threatened charge by any Governmental Authority that EBNJ has violated, nor any pending or, to EBNJ’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 3.14         Material Contracts; Defaults.

(a)          Other than as set forth in EBNJ Disclosure Schedule 3.14, none of EBNJ or any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of EBNJ or any Subsidiaries to indemnification from EBNJ or such Subsidiaries; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from EBNJ or any of its Subsidiaries to any director, officer or employee thereof; (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; (v) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of EBNJ or any of its Subsidiaries; or (vi) which materially restricts the conduct of any business by EBNJ. EBNJ has previously delivered to SBBX true, complete and correct copies of each such document. Each contract, arrangement, commitment or understanding of the type of described in this Section 3.14(a), whether or not set forth on EBNJ Disclosure Schedule 3.14 is referred to herein as a “Material Contract.”

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(b)          To its Knowledge, none of EBNJ or any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by EBNJ or any of its Subsidiaries is currently outstanding.

Section 3.15         Brokers. Neither EBNJ nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that EBNJ has engaged, and will pay a fee or commission to, FinPro Capital Advisors, Inc. A true, complete and correct copy of the engagement letter with FinPro Capital Advisors, Inc. has been provided to SBBX.

Section 3.16         Employee Benefit Plans.

(a)          All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of EBNJ (the “EBNJ Employees”) and current or former directors of EBNJ including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “EBNJ Benefit Plans”), are identified in EBNJ Disclosure Schedule 3.16(a). True and complete copies of all EBNJ Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any EBNJ Benefit Plans and all amendments thereto, have been provided to SBBX.

(b)          All EBNJ Benefit Plans covering EBNJ Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each EBNJ Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “EBNJ Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of EBNJ, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such EBNJ Pension Plan under Section 401(a) of the Code. There is no pending or, to EBNJ’s Knowledge, threatened litigation relating to the EBNJ Benefit Plans. EBNJ has not engaged in a transaction with respect to any EBNJ Benefit Plan or EBNJ Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject EBNJ to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)          No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by EBNJ with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by EBNJ, or the single-employer plan of any entity which is considered one employer with EBNJ under Section 4001 of ERISA or Section 414 of the Code (a “EBNJ ERISA Affiliate”). EBNJ has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an EBNJ ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any EBNJ Pension Plan or by any EBNJ ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. Neither EBNJ nor any EBNJ ERISA Affiliate has maintained an “employee stock ownership plan,” as defined in Section 4975(e)(7) of the Code or an EBNJ Benefit Plan that otherwise invests in “employer securities” as defined in Section 409(l) of the Code.

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(d)          All contributions required to be made under the terms of any EBNJ Benefit Plan have been timely made or have been reflected on the financial statements of EBNJ. No EBNJ Pension Plan or single-employer plan of an EBNJ ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no EBNJ ERISA Affiliate has an outstanding funding waiver. EBNJ has not provided, and is not required to provide, security to any EBNJ Pension Plan or to any single-employer plan of an EBNJ ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e)          Other than as identified in EBNJ Disclosure Schedule 3.16(e), EBNJ has no obligations for retiree health and life benefits under any EBNJ Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. EBNJ may amend or terminate any such EBNJ Benefit Plan at any time without incurring any liability thereunder.

(f)          Other than as set forth in EBNJ Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any EBNJ Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the EBNJ Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the EBNJ Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of EBNJ, or after the consummation of the transactions contemplated herby, SBBX or Surviving Bank, to merge amend, or terminate any of the EBNJ Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. EBNJ Disclosure Schedule 3.16(f) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of EBNJ who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any EBNJ Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other related fees or expenses together with such detail as is needed to ensure that no such payment or benefit would result in a parachute payment to a disqualified individual within the meaning of Section 280G of the Code.

(g)          Each EBNJ Benefit Plan that is a deferred compensation plan and any deferral elections thereunder are in compliance with Section 409A of the Code and the regulations thereunder, to the extent applicable.

(h)          Each EBNJ Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of EBNJ Stock on the date of such grant, (iii) has a grant date identical to the date on which the EBNJ Board or the EBNJ’s compensation committee actually awarded it, (iv) is exempt from the Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the EBNJ Tax Returns and the EBNJ Financial Statements, respectively.

Section 3.17         Labor Matters. None of EBNJ or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is EBNJ or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel EBNJ or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to EBNJ’s Knowledge, threatened, nor is EBNJ or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18         Environmental Matters.

(a)          Except as set forth in EBNJ Disclosure Schedule 3.18, each property owned, leased or operated by EBNJ and its Subsidiaries are, and have been, in compliance with all Environmental Laws. None of EBNJ or any of its Subsidiaries is aware of, nor has EBNJ or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of EBNJ with all Environmental Laws.

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(b)           EBNJ and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c)          No Hazardous Substance exist on, about or within any of the owned real properties, nor to EBNJ’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of its properties. The use that EBNJ or any of its Subsidiaries makes and intends to make of any of the properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of those properties.

(d)          There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to EBNJ’s Knowledge threatened against EBNJ relating in any way to any Environmental Law. None of EBNJ or any of its Subsidiaries has a liability for remedial action under any Environmental Law. None of EBNJ or any of its Subsidiaries has received any request for information by any governmental authority with respect to the condition, use or operation of any of the owned real properties or EBNJ Loan Property nor has EBNJ or any of its Subsidiaries received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of the owned real properties or EBNJ Loan Property.

Section 3.19         Tax Matters.

(a)          EBNJ and its Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by EBNJ and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of EBNJ or such Subsidiary is contesting in good faith. None of EBNJ or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on EBNJ Disclosure Schedule 3.19, neither EBNJ nor any its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where EBNJ or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of EBNJ or any Subsidiary.

(b)          Each of EBNJ and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)          No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of EBNJ are pending with respect to EBNJ or any of its Subsidiaries. None of EBNJ or any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where EBNJ or any Subsidiary has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against EBNJ or any of its Subsidiaries.

(d)          EBNJ has provided SBBX with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to EBNJ and its Subsidiaries for taxable periods ended December 31, 2016, 2015 and 2014. EBNJ has delivered to SBBX correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by EBNJ or any of its Subsidiaries filed for the years ended December 31, 2016, 2015 and 2014. Each of EBNJ and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices EBNJ or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

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(e)          None of EBNJ or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)          None of EBNJ or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of EBNJ and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of EBNJ or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. None of EBNJ or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than EBNJ or such Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)          The unpaid Taxes of EBNJ and its Subsidiaries (i) did not, as of the end of the most recent period covered by EBNJ’s or such Subsidiary’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in EBNJ’s or such Subsidiary’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of EBNJ and its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by EBNJ’s or such Subsidiary’s call reports filed prior to the date hereof, none of EBNJ or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)          None of EBNJ or any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)          None of EBNJ or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)          None of EBNJ or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and EBNJ has not been notified of, or to EBNJ’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

Section 3.20         Investment Securities. EBNJ Disclosure Schedule 3.20 sets forth the book and market value as of December 31, 2017 of the investment securities, mortgage backed securities and securities held for sale of EBNJ and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Each of EBNJ and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of EBNJ or any Subsidiary.

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Section 3.21         Derivative Transactions.

(a)          All Derivative Transactions entered into by EBNJ or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by EBNJ and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Each of EBNJ and its Subsidiaries has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of EBNJ, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)          Except as set forth in EBNJ Disclosure Schedule 3.21, no Derivative Transactions, were it to be a Loan held by EBNJ or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of EBNJ and its Subsidiaries under or with respect to each such Derivative Transactions has been reflected in the books and records of EBNJ in accordance with GAAP consistently applied, and no open exposure of EBNJ or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists.

Section 3.22         Loans; Nonperforming and Classified Assets.

(a)          Except as set forth in EBNJ Disclosure Schedule 3.22(a), as of the date hereof, none of EBNJ or any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of December 31, 2017, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of EBNJ or any of its Subsidiaries, or to the Knowledge of EBNJ, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. EBNJ Disclosure Schedule 3.22(a) identifies (x) each Loan that as of December 31, 2017 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by EBNJ or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of EBNJ that as of December 31, 2017 was classified as other real estate owned (“OREO”) and the book value thereof.

(b)          Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of EBNJ, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)          Except as set forth in EBNJ Disclosure Schedule 3.22(c), the loan documents with respect to each Loan were in compliance with applicable laws and regulations and EBNJ’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

(d)          Except as set forth in EBNJ Disclosure Schedule 3.22(d), none of EBNJ or any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates EBNJ or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of EBNJ or any of its Subsidiaries.

Section 3.23         Tangible Properties and Assets.

(a)          EBNJ Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by EBNJ or any of its Subsidiaries. Except as set forth in EBNJ Disclosure Schedule 3.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, EBNJ or any of its Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

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(b)          EBNJ Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which EBNJ or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, none of EBNJ or any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by EBNJ or any of its Subsidiaries of, or material default by EBNJ in, the performance of any covenant, agreement or condition contained in any Lease, and to EBNJ’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on EBNJ Disclosure Schedule 3.23(b), there is no pending or, to EBNJ’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that EBNJ or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Each of EBNJ and its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.24         Intellectual Property. EBNJ Disclosure Schedule 3.24 sets forth a true, complete and correct list of all EBNJ Intellectual Property. EBNJ owns or has a valid license to use all EBNJ Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). EBNJ Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of EBNJ and its Subsidiaries as currently conducted. EBNJ Intellectual Property owned by EBNJ or any of its Subsidiaries, and to the Knowledge of EBNJ, all other EBNJ Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and none of EBNJ or any of its Subsidiaries has received notice challenging the validity or enforceability of EBNJ Intellectual Property. To the Knowledge of EBNJ, the conduct of the business of EBNJ and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of EBNJ or any of its Subsidiaries to own or use any of the EBNJ Intellectual Property.

Section 3.25         Fiduciary Accounts. Since December 31, 2014, each of EBNJ and its Subsidiaries has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither EBNJ nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26         Insurance.

(a)          EBNJ Disclosure Schedule 3.26(a) identifies all of the material insurance policies, binders, or bonds currently maintained by EBNJ or any of its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. Each of EBNJ and its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, with reputable insurers against such risks and in such amounts as the management of EBNJ reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations. All the Insurance Policies are in full force and effect, none of EBNJ or any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b)          EBNJ Disclosure Schedule 3.26(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by EBNJ or any of its Subsidiaries, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI as of the date hereof is fairly and accurately reflected in the EBNJ Financial Statements in accordance with GAAP.

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Section 3.27         Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.28         Fairness Opinion. The EBNJ Board has received the written opinion of FinPro Capital Advisors, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of EBNJ Stock from a financial point of view.

Section 3.29         Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus and the dates of the meeting of the shareholders of EBNJ to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to SBBX and its Subsidiaries included in or incorporated by reference into the Proxy Statement/Prospectus.

Section 3.30         CRA, Anti-money Laundering and Customer Information Security. EBNJ is not a party to any agreement with any individual or group regarding CRA matters and EBNJ has no Knowledge of, nor has EBNJ been advised of, or has any reason to believe (based on EBNJ’s Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause EBNJ: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by EBNJ pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the Board of Directors of EBNJ has adopted and EBNJ has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.31         Transactions with Affiliates. Except as set forth in EBNJ Disclosure Schedule 3.31, there are no outstanding amounts payable to or receivable from, or advances by EBNJ or any of its Subsidiaries to, and neither EBNJ nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding EBNJ Stock, director, employee or Affiliate of EBNJ or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with EBNJ or any of its Subsidiaries. Neither EBNJ nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning five percent (5%) or more of the outstanding EBNJ Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between EBNJ and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.32         Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF SBBX

Section 4.01         Making of Representations and Warranties. Except as set forth in the SBBX Disclosure Schedule, SBBX hereby represents and warrants to EBNJ that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

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Section 4.02         Organization, Standing and Authority of SBBX. SBBX is a New Jersey corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. SBBX has full corporate power and authority to carry on its business as now conducted. SBBX is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Restated Certificate of Incorporation, as amended or restated, and Second Amended and Restated Bylaws of SBBX, copies of which have been made available to EBNJ, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03         Organization, Standing and Authority of Bank. SB One Bank is a New Jersey-chartered bank duly organized, validly existing and in good standing under the laws of the New Jersey. SB One Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by SB One Bank when due. SB One Bank is a member in good standing of FHLB and owns the requisite amount of stock of FHLB as set forth on SBBX Disclosure Schedule 4.03. The Restated Certificate of Incorporation and Second Amended and Restated Bylaws of SB One Bank, copies of which have been made available to EBNJ, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04         SBBX Capital Stock. The authorized capital stock of SBBX consists of 10,000,000 shares of SBBX Stock, of which 7,929,706 shares (including unvested shares of restricted stock) are outstanding as of the date hereof, and 1,000,000 shares of preferred stock, none of which are outstanding. As of the date hereof, no shares of SBBX Stock are held in treasury by SBBX. The outstanding shares of SBBX Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) the Employee Stock Incentive Plan pursuant to which there are outstanding options to acquire 69,123 shares of SBBX Stock, and (b) the SBBX Stock to be issued pursuant to this Agreement, SBBX does not have any Rights issued or outstanding with respect to SBBX Stock and SBBX does not have any commitments to authorize, issue or sell any SBBX Stock or Rights.

Section 4.05         Subsidiaries. Except as set forth on SBBX Disclosure Schedule 4.05, SBBX does not, directly or indirectly, own or control any Affiliate. Except as disclosed on SBBX Disclosure Schedule 4.05, SBBX does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by SBBX has not been conducted through any other direct or indirect Subsidiary or Affiliate of SBBX. No such equity investment identified in SBBX Disclosure Schedule 4.05 is prohibited by the State of New Jersey, the NJDBI or the FDIC.

Section 4.06         Corporate Power; Minute Books. Each of SBBX and SB One Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of SBBX and SB One Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of SBBX contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of SBBX and the SBBX Board (including committees of the SBBX Board).

Section 4.07         Execution and Delivery. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of SBBX and SB One Bank and each of their respective Boards of Directors on or prior to the date hereof. No vote of the shareholders of SBBX is required by law, the Restated Certificate of Incorporation of SBBX, and Second Amended and Restated Bylaws of SBBX or otherwise to approve this Agreement and the transactions contemplated hereby. Each of SBBX and SB One Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by EBNJ, this Agreement is a valid and legally binding obligation of each of SBBX and SB One Bank , enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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Section 4.08         Regulatory Approvals; No Defaults.

(a)          Subject to the receipt of all consents and approvals of a Governmental Authority required to consummate the transactions contemplated by this Agreement (“Regulatory Approvals”), and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by SBBX and SB One Bank do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of SBBX or of any of its Subsidiaries or to which SBBX or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, SBBX’s Restated Certificate of Incorporation or Second Amended and Restated Bylaws, or the Restated Certificate of Incorporation and Second Amended and Restated Bylaws of SB One Bank, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b)          As of the date of this Agreement, SBBX has no Knowledge of any reasons relating to SBBX or SB One Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why (i) any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 4.09         Absence of Certain Changes or Events. Since December 31, 2017, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on SBBX and its Subsidiaries taken as a whole.

Section 4.10         SEC Documents; Financial Reports; and Financial Controls and Procedures

(a)          SBBX’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2017 (the “SBBX 2017 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by SBBX or any of its Subsidiaries subsequent to January 1, 2017, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “SBBX SEC Documents”), with the SEC, and all of SBBX SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SBBX SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such SBBX SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of SBBX and its Subsidiaries contained in SBBX 2017 Form 10-K and, except for liabilities reflected in SBBX SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2017, neither SBBX nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

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(b)          SBBX and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. SBBX (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of SBBX Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SBBX’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SBBX’s internal control over financial reporting

Section 4.11         Regulatory Matters.

(a)          Each of SBBX and SB One Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2015 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of SBBX and/or SB One Bank, no Governmental Authority has initiated any proceeding, or to the Knowledge of SBBX, investigation into the business or operations of SBBX and/or SB One Bank, since December 31, 2015. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of SB One Bank. SB One Bank is “well-capitalized” as defined in applicable laws and regulations, and SB One Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b)          Other than as set forth in SBBX Disclosure Schedule 4.11, SBBX has timely filed with the SEC and NASDAQ all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to applicable securities laws (“Securities Documents”) required by applicable securities laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the securities laws.

(c)          Neither SBBX, SB One Bank nor any of their respective properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Neither SBBX nor SB One Bank has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 4.12         Legal Proceedings.

(a)          Other than as set forth in SBBX Disclosure Schedule 4.12, there are no pending or, to SBBX’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SBBX or any of its Subsidiaries.

(b)          Neither SBBX nor any of its Subsidiaries is a party to any, nor are there any pending or, to SBBX’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SBBX or any of its Subsidiaries in which, to the Knowledge of SBBX, there is a reasonable probability of any material recovery against or other Material Adverse Effect on SBBX or any of its Subsidiaries or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)          There is no injunction, order, judgment or decree imposed upon SBBX or any of its Subsidiaries, nor on any of their respective assets, and SBBX has not been advised of, or is aware of, the threat of any such action.

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Section 4.13         Compliance With Laws.

(a)          SBBX and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination, other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on SBBX;

(b)          SBBX and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to make any such filing, application or registration will not, alone or in the aggregate, have a Material Adverse Effect on SBBX and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to SBBX’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c)          Neither SBBX nor any of its Subsidiaries has received, since December 31, 2015, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to SBBX’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.14         Brokers. Neither SBBX nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that SBBX has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. A true, complete and correct copy of the engagement letter with Keefe, Bruyette & Woods, Inc. has been previously delivered to EBNJ.

Section 4.15         Employee Benefit Plans.

(a)          All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of SBBX and its Subsidiaries and current or former directors of SBBX and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “SBBX Benefit Plans”), are identified in SBBX Disclosure Schedule 4.15.

(b)          To the Knowledge of SBBX, each SBBX Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each SBBX Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS, and SBBX is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of SBBX, threatened action, suit or claim relating to any of the SBBX Benefit Plans (other than routine claims for benefits). Neither SBBX nor any of its Subsidiaries have engaged in a transaction, or omitted to take any action, with respect to any SBBX Benefit Plan that would reasonably be expected to subject SBBX or any Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c)          Neither SBBX nor any entity which is considered one employer with SBBX under Section 4001 of ERISA or Section 414 of the Code (a “SBBX ERISA Affiliate”) has ever sponsored a SBBX Benefit Plan that is subject to Title IV of ERISA. Neither SBBX nor any SBBX ERISA Affiliate has ever sponsored or contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA or “multiple employer plan,” as defined in Section 4063 of ERISA.

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(d)          All material contributions required to be made under the terms of any SBBX Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on SBBX’s consolidated financial statements to the extent required by GAAP. SBBX and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable SBBX Benefit Plan for financial reporting purposes as required by GAAP.

Section 4.16         Tax Matters.

(a)          SBBX has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by SBBX (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of SBBX and which SBBX is contesting in good faith. SBBX is not the beneficiary of any extension of time within which to file any Tax Return, and neither SBBX nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where SBBX does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SBBX.

(b)          SBBX has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)          No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of SBBX are pending with respect to SBBX or any of its Subsidiaries. SBBX has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where SBBX has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against SBBX or any of its Subsidiaries.

Section 4.17         Deposit Insurance. The deposits of SB One Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by law, and SB One Bank has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of SBBX, threatened.

Section 4.18         SBBX Stock. The shares of SBBX Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.19         CRA, Anti-money Laundering and Customer Information Security. Neither SBBX nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and SBBX has no Knowledge of, and none of SBBX and its Subsidiaries has been advised of, or has any reason to believe (based on SB One Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause SB One Bank: (i) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the USA PATRIOT Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy and data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by SB One Bank pursuant to 12 C.F.R. Part 364, Appendix B. Furthermore, the Board of Directors of SB One Bank has adopted and SB One Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

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Section 4.20         Intellectual Property. SBBX Disclosure Schedule 4.20 sets forth a true, complete and correct list of all SBBX Intellectual Property. SBBX owns or has a valid license to use all SBBX Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). SBBX Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of SBBX and its Subsidiaries as currently conducted. SBBX Intellectual Property owned by SBBX or any of its Subsidiaries, and to the Knowledge of SBBX, all other SBBX Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and none of SBBX or any of its Subsidiaries has received notice challenging the validity or enforceability of SBBX Intellectual Property. To the Knowledge of SBBX, the conduct of the business of SBBX and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of SBBX or any of its Subsidiaries to own or use any of the SBBX Intellectual Property.

Section 4.21         Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to EBNJ and its Subsidiaries included in the Proxy Statement/Prospectus

Section 4.22         Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading

Article V
COVENANTS

Section 5.01         Covenants of EBNJ. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of SBBX, EBNJ shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. EBNJ will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and SBBX the present services of the current officers and employees of EBNJ and (iii) preserve for itself and SBBX the goodwill of the customers of EBNJ and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the EBNJ Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by SBBX (which consent shall not be unreasonably withheld), EBNJ shall not:

(a)          Capital Stock. Other than pursuant to stock options, warrants or stock-based awards outstanding as of the date hereof and listed in the EBNJ Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any EBNJ Stock, or obligate itself to purchase, retire or redeem, any of its shares of EBNJ Stock (except to the extent necessary to effect a cashless exercise of EBNJ Options outstanding on the date hereof).

(b)          Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of EBNJ Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c)          Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of EBNJ or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than ten percent (10%) with respect to any individual officer, director or employee and all such increases in the aggregate shall not exceed three percent (3%) of total compensation, and provided further that any increases, either singularly or in the aggregate, shall be consistent with EBNJ’s 2018 budget, a copy of which has been made available to SBBX, (ii) EBNJ shall be permitted to make cash contributions to the EBNJ 401(k) Plan in the ordinary course of business consistent with past practice, and (iii) EBNJ shall be permitted to pay accrued bonuses at the Closing consistent with past practice, and to the extent the Closing Date occurs on or prior to October 31, 2018, prorated through the Closing Date; in the event the Closing Date occurs on or after November 1, 2018, such bonuses will be paid in full.

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(d)          Hiring. Hire any person as an employee of EBNJ or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on EBNJ Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $100,000 and whose employment is terminable at the will of EBNJ, as applicable.

(e)          Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to SBBX, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on EBNJ Disclosure Schedule 5.01(e)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of EBNJ.

(f)          Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g)          Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to EBNJ taken as a whole.

(h)          Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i)           Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j)           Governing Documents. Amend EBNJ’s Certificate of Incorporation or Bylaws.

(k)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l)           Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any contract that involves the payment of, or incurs fees, in excess of $25,000 per annum, any Lease or any Insurance Policy.

(m)         Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which EBNJ is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by EBNJ of an amount which exceeds $25,000 and/or would impose any material restriction on the business of EBNJ.

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(n)          Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o)          Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

(p)          Indebtedness. Incur any indebtedness for borrowed money (other than deposits (including brokered deposits), federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q)          Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r)          Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on EBNJ Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with EBNJ’s loan policies and procedures in effect as of the date hereof; provided, however, that the prior notification and approval of SBBX is required for any new origination (i) in excess of $1,500,000 or (ii) not made in accordance with EBNJ’s loan policies as in effect on the date hereof. For purposes of this Section 5.01(r), consent shall be deemed given unless SBBX objects within 48 hours of notification.

(s)          Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t)          Taxes. Make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(u)          Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by EBNJ under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v)         Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w)          Insurance. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

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(x)          Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y)          Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(z)          Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02         Covenants of SBBX. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of EBNJ, SBBX will not, and will cause each of its Subsidiaries not to:

(a)          Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b)          Dividend Record Date. Change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice.

(c)          Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03         Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04         Shareholder Approval. EBNJ agrees to take, in accordance with applicable law, the Certificate of Incorporation of EBNJ and the Bylaws of EBNJ, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by EBNJ’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “EBNJ Meeting”) and, subject to Section 5.08, shall take all lawful action to solicit such approval by such shareholders. EBNJ agrees to use its best efforts to convene the EBNJ Meeting within thirty-five (35) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of EBNJ pursuant to Section 5.08, and in any event shall convene the EBNJ Meeting within forty-five (45) days after such mailing. Except with the prior approval of SBBX, no other matters shall be submitted for the approval of EBNJ shareholders at the EBNJ Meeting. The EBNJ Board shall at all times prior to and during the EBNJ Meeting recommend adoption of this Agreement by the shareholders of EBNJ and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to SBBX or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of EBNJ for their approval at the EBNJ Meeting and nothing contained herein shall be deemed to relieve EBNJ of such obligation.

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Section 5.05         Merger Registration Statement; Proxy Statement/Prospectus. For the purposes of (x) registering SBBX Stock to be offered to holders of EBNJ Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the EBNJ Meeting, SBBX shall draft and prepare, and EBNJ shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by SBBX in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. SBBX shall provide EBNJ and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. SBBX shall file the Merger Registration Statement with the SEC. Each of SBBX and EBNJ shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and EBNJ shall thereafter promptly mail the Proxy Statement/Prospectus to its shareholders. SBBX shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and EBNJ shall furnish to SBBX all information concerning EBNJ and the holders of EBNJ Stock as may be reasonably requested in connection with such action.

Section 5.06         Cooperation and Information Sharing. EBNJ shall provide SBBX with any information concerning EBNJ that SBBX may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and SBBX shall notify EBNJ promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to EBNJ promptly copies of all correspondence between it or any of its representatives and the SEC. SBBX shall provide EBNJ and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of SBBX and EBNJ agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. EBNJ agrees to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of EBNJ Stock entitled to vote at the EBNJ Meeting at the earliest practicable time after the Merger Registration Statement is declared effective by the SEC.

Section 5.07         Supplements or Amendment. EBNJ and SBBX shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, EBNJ shall cooperate with SBBX in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and SBBX shall file an amended Merger Registration Statement with the SEC, and EBNJ shall mail an amended Proxy Statement/Prospectus to its shareholders.

Section 5.08         Regulatory Approvals. Each of EBNJ and SBBX will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. EBNJ and SBBX will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of SBBX or EBNJ to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, SBBX and EBNJ shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

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Section 5.09         Press Releases. EBNJ and SBBX shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. EBNJ and SBBX shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10         Access; Information.

(a)          EBNJ agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford SBBX and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of EBNJ and to such other information relating to EBNJ as SBBX may reasonably request and, during such period, it shall furnish promptly to SBBX all information concerning the business, properties and personnel of EBNJ as SBBX may reasonably request.

(b)          All information furnished to SBBX by EBNJ pursuant to Section 5.10(a) shall be subject to, and SBBX shall hold all such information in confidence in accordance with, the provisions of the Mutual Agreement of Confidentiality, dated as of October 30, 2017, by and between EBNJ and SBBX (the “Confidentiality Agreement”).

(c)          No investigation by SBBX of the business and affairs of EBNJ shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of SBBX to consummate the transactions contemplated by this Agreement.

Section 5.11         No Solicitation by EBNJ.

(a)          From the date of this Agreement through the Effective Time, EBNJ shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. If, and only to the extent that, (x) the EBNJ Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of EBNJ to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 5.11(a) that the EBNJ Board believes in good faith is a Superior Proposal; provided, however, that no Acquisition Proposal shall be considered a Superior Proposal unless, during the three (3) day period following the notification to SBBX of the Superior Proposal, EBNJ and its advisors shall have negotiated in good faith with SBBX to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement; and (y) EBNJ provides notice to SBBX of its decision to take such action in accordance with the requirements of Section 5.11(b), EBNJ may (1) furnish information with respect to EBNJ to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by EBNJ after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to SBBX than, the terms contained in any such agreement between EBNJ and SBBX (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred to in Section 5.04.

(b)          EBNJ shall notify SBBX promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to EBNJ or for access to the properties, books or records of EBNJ by any Person that informs the EBNJ Board or a member of the senior management of EBNJ that it is considering making, or has made, an Acquisition Proposal. Such notice to SBBX shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of EBNJ, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. EBNJ shall keep SBBX fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. EBNJ also shall promptly, and in any event within twenty-four (24) hours, notify SBBX, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.11(a).

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(c)          EBNJ shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than SBBX) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than SBBX who have been furnished confidential information regarding EBNJ in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. EBNJ agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which EBNJ is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d)          EBNJ shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of EBNJ are aware of the restrictions described in this Section 5.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.11 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of EBNJ, at the direction or with the consent of EBNJ, shall be deemed to be a breach of this Section 5.11 by EBNJ.

Section 5.12         Certain Policies. Prior to the Effective Date, EBNJ shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SBBX; provided, however, that EBNJ shall not be obligated to take any action pursuant to this Section 5.12 unless and until SBBX acknowledges, and EBNJ is satisfied, that all conditions to EBNJ’s obligation to consummate the Merger have been satisfied and that SBBX shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by EBNJ pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of EBNJ or its management with any such adjustments, nor any admission that the previously furnished financial statements or information did not fully comply in all respects with GAAP or regulatory requirements.

Section 5.13         Indemnification.

(a)          From and after the Effective Time, SBBX (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of EBNJ, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of EBNJ or is or was serving at the request of EBNJ as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of EBNJ, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the bylaws and certificate of incorporation of EBNJ as in effect on the date hereof (subject to change as required by law). SBBX’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

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(b)          Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c)          Prior to the Effective Time, SBBX shall use its reasonable best efforts to cause the persons serving as directors and officers of EBNJ immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by EBNJ (provided that SBBX may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to EBNJ’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall SBBX be required to expend in any one year more than an amount equal to 200% of the current annual amount expended by EBNJ to maintain such insurance (the “Insurance Amount”), and further provided that if SBBX is unable to maintain or obtain the insurance called for by this Section 5.13(c) as a result of the preceding provision, SBBX shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d)          If SBBX or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of SBBX shall assume the obligations set forth in this Section 5.13.

Section 5.14         Employees; Benefit Plans.

(a)          Following the Closing Date, SBBX may choose to maintain any or all of the EBNJ Benefit Plans in its sole discretion and EBNJ shall cooperate with SBBX in order to effect any plan terminations to be made as of the Effective Time. However, for any EBNJ Benefit Plan terminated for which there is a comparable SBBX Benefit Plan of general applicability, SBBX shall take all commercially reasonable action so that employees of EBNJ shall be entitled to participate in such SBBX Benefit Plan to the same extent as similarly-situated employees of SBBX (it being understood that inclusion of the employees of EBNJ in the SBBX Benefit Plans may occur at different times with respect to different plans). SBBX shall cause each SBBX Benefit Plan in which employees of EBNJ are eligible to participate to take into account for purposes of eligibility and vesting under the SBBX Benefit Plans (but not for purposes of benefit accrual) the service of such employees with EBNJ to the same extent as such service was credited for such purpose by EBNJ; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of SBBX to amend or terminate any of the EBNJ Benefit Plans or SBBX Benefit Plans in accordance with their terms at any time; provided, however, that SBBX shall continue to maintain the EBNJ Benefit Plans (other than stock-based or incentive plans) for which there is a comparable SBBX Benefit Plan until the EBNJ Employees are permitted to participate in the SBBX Benefit Plans, unless such SBBX Benefit Plan has been frozen or terminated with respect to similarly situated employees of SBBX or any Subsidiary of SBBX. Following the Closing Date, SBBX shall honor, in accordance with EBNJ’s policies and procedures in effect as of the date hereof, any employee expense reimbursement obligations of EBNJ for out-of-pocket expenses incurred during the calendar year in which the Closing occurs by any EBNJ Employee whose employment continues after the Effective Time.

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(b)          SBBX shall honor, under the vacation policies of EBNJ, as disclosed on EBNJ Disclosure Schedule 3.16, the accrued but unused vacation time of employees of the Surviving Bank who were employees of EBNJ prior to the Effective Time.

(c)          If employees of EBNJ become eligible to participate in a medical, dental or health plan of SBBX upon termination of such plan of EBNJ, SBBX shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of SBBX, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous EBNJ Benefit Plan prior to the Effective Time.

(d)          Any employee of EBNJ (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment is terminated (other than for cause) at the request of SBBX (but by and in the sole discretion of EBNJ) prior to the Effective Time, or is terminated by SBBX or a Subsidiary of SBBX within twelve (12) months following the Effective Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks base pay for each full year of service (including all service with EBNJ, SBBX and any Subsidiary of SBBX), with a minimum of two (2) and a maximum of twenty-six (26) weeks of base pay.

(e)          INTENTIONALLY OMITTED

(f)          Concurrently with the execution of this Agreement, SBBX and/or Surviving Bank is entering into an employment agreement with Donald J. Haake in the form attached hereto as Exhibit C (the “Employment Agreement”) to be effective as of the Effective Time.

(g)          SBBX shall honor and perform under each agreement or contract set forth in EBNJ Disclosure Schedule 3.16(f).

(h)          EBNJ may pay retention bonuses to the employees listed in, and in the amounts set forth on, EBNJ Disclosure Schedule 5.14(h).

Section 5.15         Notification of Certain Changes. SBBX and EBNJ shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by EBNJ or SBBX, as the case may be, with the respective covenants and agreements of such parties contained herein.

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Section 5.16         Current Information. During the period from the date of this Agreement to the Effective Time, EBNJ will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SBBX and to report the general status of the ongoing operations of EBNJ. Without limiting the foregoing, EBNJ agrees to provide SBBX (i) a copy of each report filed by EBNJ with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in EBNJ Disclosure Schedule 3.14.

Section 5.17         Board Packages. EBNJ shall distribute a copy of each EBNJ Board package, including the agenda and any draft minutes, to SBBX at the same time and in the same manner in which it distributes a copy of such packages to the EBNJ Board; provided, however, that EBNJ shall not be required to copy SBBX on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of EBNJ or any other matter that the EBNJ Board has been advised of by counsel that such distribution to SBBX may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.18         Transition; Informational Systems Conversion. From and after the date hereof, SBBX and EBNJ shall use their reasonable best efforts to facilitate the integration of EBNJ with the business of SBBX following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of EBNJ’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by SBBX and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of EBNJ’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by EBNJ in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. EBNJ shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that SBBX shall pay all out-of-pocket fees, expenses or charges that EBNJ may incur as a result of taking, at the request of SBBX, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by SBBX and/or EBNJ in accordance with Section 7.01(a), 7.01(b), 7.01(c) or 7.01(f), or by EBNJ only in accordance with Section 7.01(d), 7.01(e) or 7.01(g)(v), SBBX shall pay to EBNJ all reasonable fees, expenses or charges related to reversing the Informational Systems Conversion within ten (10) business days of EBNJ providing SBBX written evidence of such fees, expenses or charges.

Article VI
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01         Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of EBNJ and SBBX to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)          Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b)          Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c)          NASDAQ Listing. The shares of SBBX Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d)          No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

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(e)          Tax Opinions. SBBX shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in and form and substance reasonably satisfactory to SBBX, dated as of the Closing Date, and EBNJ shall have received a letter setting forth the written opinion of Windels, Marx, Lane and Mittendorf, LLP, in form and substance reasonably satisfactory to EBNJ, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

Section 6.02         Conditions to Obligations of SBBX. The obligations of SBBX to consummate the Merger also are subject to the fulfillment or written waiver by SBBX prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of EBNJ set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on EBNJ or the Surviving Bank. SBBX shall have received a certificate, dated the Closing Date, signed on behalf of EBNJ by the Chief Executive Officer of EBNJ to such effect.

(b)          Performance of Obligations of EBNJ. EBNJ shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SBBX shall have received a certificate, dated the Closing Date, signed on behalf of EBNJ by the Chief Executive Officer of EBNJ to such effect.

(c)          Adverse Regulatory Conditions. No Regulatory Approvals referred to in Section 6.01(a) hereof shall contain any condition, restriction or requirement which the Board of Directors of SBBX reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that SBBX would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(d)          Voting Agreements. The Voting Agreements shall have been executed and delivered by each director of EBNJ concurrently with EBNJ’s execution and delivery of this Agreement.

(e)          Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of EBNJ Stock.

(f)          Employment Agreement. The Employment Agreement shall have been executed and delivered by Donald J. Haake concurrently with EBNJ’s execution and delivery of this Agreement and shall be effective as of the Effective Time.

(g)          Other Actions. EBNJ shall have furnished SBBX with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as SBBX may reasonably request.

Section 6.03         Conditions to Obligations of EBNJ. The obligations of EBNJ to consummate the Merger also are subject to the fulfillment or written waiver by EBNJ prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of SBBX set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on SBBX. EBNJ shall have received a certificate, dated the Closing Date, signed on behalf of SBBX by the Chief Executive Officer and the Chief Financial Officer of SBBX to such effect.

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(b)          Performance of Obligations of SBBX. SBBX shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and EBNJ shall have received a certificate, dated the Closing Date, signed on behalf of SBBX by the Chief Executive Officer and the Chief Financial Officer of SBBX to such effect.

(c)          Other Actions. SBBX shall have furnished EBNJ with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as EBNJ may reasonably request.

(d)          Employment Agreement. The Employment Agreement shall have been executed and delivered by SBBX concurrently with SBBX’s execution and delivery of this Agreement and shall be effective as of the Effective Time.

Section 6.04         Frustration of Closing Conditions. Neither SBBX nor EBNJ may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to Article VI.

Article VII
TERMINATION

Section 7.01         Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

(a)          Mutual Consent. At any time prior to the Effective Time, by the mutual consent of SBBX and EBNJ if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)          No Regulatory Approval. By SBBX or EBNJ, if its Board of Directors so determines by a vote of a majority of the members of its entire board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)          No Shareholder Approval. By either SBBX or EBNJ (provided that if EBNJ is the terminating party it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)          Breach of Representations and Warranties. By either SBBX or EBNJ (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by SBBX) or Section 6.03(a) (in the case of a breach of a representation or warranty by EBNJ).

(e)          Breach of Covenants. By either SBBX or EBNJ (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by EBNJ) or Section 6.03(b) in the case of a breach of a representation or warranty by SBBX).

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(f)          Delay. By either SBBX or EBNJ if the Merger shall not have been consummated on or before December 31, 2018 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g)          Failure to Recommend; Third-Party Acquisition Transaction; Etc. By SBBX or EBNJ, if (i) EBNJ shall have breached its obligations under Section 5.11, (ii) the EBNJ Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of SBBX, (iii) the EBNJ Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than SBBX or a Subsidiary of SBBX or (iv) EBNJ shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the EBNJ Meeting in accordance with Section 5.04.

(h)          Decrease in SBBX Stock Price. By EBNJ, if the EBNJ Board so determines by a vote of the majority of the members of the entire EBNJ Board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(A) The quotient obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “SBBX Ratio”) shall be less than 0.80; and

(B) (x) the SBBX Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B)(y) (such number in this clause (B)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If EBNJ elects to exercise its termination right pursuant to this Section 7.01(h), it shall give written notice to SBBX promptly, and in any event within the five-day period commencing with the Determination Date. During the five-day period commencing with its receipt of such notice, SBBX shall have the option to increase the consideration to be received by the holders of EBNJ Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the SBBX Ratio. If SBBX so elects within such five-day period, it shall give prompt written notice to EBNJ of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 7.01(h) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of SBBX Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the SBBX Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of SBBX Stock actually trade on NASDAQ.

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“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the Nasdaq Bank Index.

“Index Price” shall mean the closing price on such date of the Nasdaq Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of SBBX Stock on NASDAQ (as reported by Bloomberg, or if not reported therein, in another authoritative source) on the Starting Date.

Section 7.02         Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by SBBX while structuring and pursuing the Merger, the parties hereto agree that EBNJ shall pay to SBBX a termination fee of $1,916,000 within three (3) Business Days after written demand for payment is made by SBBX, following the occurrence of any of the events set forth below:

(a)          SBBX or EBNJ terminates this Agreement pursuant to Section 7.01(g); or

(b)          EBNJ enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving EBNJ within eighteen (18) months following the termination of this Agreement by SBBX pursuant to Section 7.01(d) or Section 7.01(e) because of a willful breach by EBNJ after an Acquisition Proposal has been publicly announced or otherwise made known EBNJ.

Section 7.03         Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

Article VIII
MISCELLANEOUS

Section 8.01         Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.10(b), 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02         Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the EBNJ Meeting no amendment shall be made which by law requires further approval by the shareholders of EBNJ without obtaining such approval.

Section 8.03         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

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Section 8.04         Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New Jersey, without regard for conflict of law provisions.

Section 8.05         Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between SBBX and EBNJ; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 8.06         Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to SBBX:

SB One Bancorp
100 Enterprise Drive, Suite 700
Rockaway, NJ 07866
Attention:	Anthony Labozzetta
President and Chief Executive Officer
Email:	alabozzetta@sbone.bank

With a copy to:

Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, DC 20004
Attention:	Richard A. Schaberg
Email:	richard.schaberg@hoganlovells.com

If to EBNJ:

Enterprise Bank N.J.
490 Kenilworth Boulevard
Kenilworth, NJ 07033
Attention:	Donald J. Haake
President and Chief Executive Officer
Email:	don.haake@enterprisebank.net

With a copy to:

Windels Marx Lane & Mittendorf, LLP
120 Albany Street Plaza
New Brunswick, NJ 08901
Attention:	Robert A. Schwartz
Email:	rschwartz@windelsmarx.com

Section 8.07         Entire Understanding; No Third Party Beneficiaries. This Agreement, the Plan of Bank Merger, the Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce SBBX’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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Section 8.08         Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09         Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10         Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11         Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Article IX
ADDITIONAL DEFINITIONS

Section 9.01         Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving EBNJ: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of EBNJ in a single transaction or series of transactions; (c) any tender offer or exchange offer for 15% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 15% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Affiliate” means, with respect to any Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of such Person.

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“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act and applicable regulations thereunder.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the NJDBI and the FRB, which regulates SBBX, SB One Bank or EBNJ, or any of their respective holding companies or subsidiaries, as the case may be.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of New Jersey are authorized or obligated to close.

“Certificate” means any certificate that immediately prior to the Effective Time represents shares of EBNJ Stock.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“EBNJ Board” means the Board of Directors of EBNJ.

“EBNJ Disclosure Schedule” means the disclosure schedule delivered by EBNJ to SBBX on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.

“EBNJ Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of EBNJ or any of its Subsidiaries.

“EBNJ Stock Option Plans” means, with respect to EBNJ, the Enterprise National Bank N.J. 2006 Employee Stock Option Plan, the Enterprise National Bank N.J. 2006 Director Stock Option Plan, the Enterprise Bank NJ 2016 Stock Option Plan A and the Enterprise Bank NJ 2016 Stock Option Plan B.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Employee Stock Incentive Plan” means, with respect to SBBX, the 1995 Incentive Stock Option Plan, the 2001 Stock Option Plan, the 2004 Equity Incentive Plan and 2013 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such exchange agent as may be designated by SBBX and reasonably acceptable to EBNJ to act as agent for purposes of conducting the exchange procedures described in Article II.

“FDIC” means the Federal Deposit Insurance Corporation.

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“FHLB” means the Federal Home Loan Bank of New York, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in the Exchange Act and the rules and regulation of the SEC thereunder) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer of that Person.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to SBBX or EBNJ, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of SBBX and its Subsidiaries taken as a whole, or EBNJ and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either SBBX or SB One Bank, on the one hand, or EBNJ, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (F) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

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“Merger Consideration” means the SBBX Stock in an aggregate per share amount to be paid by SBBX for each share of EBNJ Stock, pursuant to the terms of Article II.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by SBBX and EBNJ and as delivered to holders of EBNJ Stock in connection with the solicitation of their approval of this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SBBX Board” means the Board of Directors of SBBX.

“SBBX Disclosure Schedule” means the disclosure schedule delivered by SBBX to EBNJ on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.

“SBBX Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of SBBX or any of its Subsidiaries.

“SBBX Stock” means the common stock, no par value per share, of SBBX.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of EBNJ Stock then outstanding or all or substantially all of the assets of EBNJ and otherwise (a) on terms which the EBNJ Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to EBNJ’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the EBNJ Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

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“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SB ONE BANCORP

By:	/s/ Anthony Labozzetta
Name:	Anthony Labozzetta
Title:	President and Chief Executive Officer

SB ONE BANK

By:	/s/ Anthony Labozzetta
Name:	Anthony Labozzetta
Title:	President and Chief Executive Officer

ENTERPRISE BANK N.J.

By:	/s/ Donald J. Haake
Name:	Donald J. Haake
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of June 19, 2018, by and between the undersigned holder (“Shareholder”) of common stock, par value $5.00 per share (“EBNJ Common Stock”) of Enterprise Bank N.J., a New Jersey-chartered bank (“EBNJ”), and SB One Bancorp, a New Jersey corporation (“SBBX”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, SBBX, SB One Bank, a New Jersey-chartered bank and wholly owned subsidiary of SBBX (“SB One Bank”), and EBNJ are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which EBNJ shall merge with and into SB One Bank, and in connection therewith, each outstanding share of EBNJ Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder owns the shares of EBNJ Common Stock identified on Exhibit A hereto (such shares, together with all shares of EBNJ Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of SBBX to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of EBNJ, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by SBBX, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of EBNJ contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Section 2.          No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (d) such transfers as SBBX may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.          Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with SBBX as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by SBBX, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of EBNJ other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity and no representation by Shareholder is made thereby pursuant to the terms hereof. Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4.          Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint SBBX with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of EBNJ, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of EBNJ taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

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Section 5.          No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of EBNJ, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than SBBX) any information or data with respect to EBNJ or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of EBNJ’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of EBNJ that takes any action in support of an Acquisition Proposal.

Section 6.          Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to SBBX if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, SBBX will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that SBBX has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with SBBX’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, SBBX shall have the right to inform any third party that SBBX reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of SBBX hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with SBBX set forth in this Agreement may give rise to claims by SBBX against such third party.

Section 7.          Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8.          Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

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Section 9.          Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.         Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of EBNJ, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of EBNJ or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of EBNJ.

Section 11.         Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New Jersey, without regard for conflict of law provisions.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SB ONE BANCORP

By:
Name:	Anthony Labozzetta
Title:	President and Chief Executive Officer

SHAREHOLDER

Name:

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF EBNJ COMMON STOCK BENEFICIALLY OWNED

Exhibit B

Plan of Bank Merger

PLAN OF BANK MERGER

This PLAN OF BANK MERGER (this “Agreement”) is dated as of [_______], 2018, by and between SB One Bank, a New Jersey-chartered bank whose main office is located in Rockaway, New Jersey (“SB One Bank”), and Enterprise Bank N.J., a New Jersey-chartered bank whose main office is located in Kenilworth, New Jersey (“EBNJ”).

WHEREAS, SB One Bank is the wholly owned subsidiary of SB One Bancorp, a New Jersey corporation (“SBBX”);

WHEREAS, SBBX desires that EBNJ merge with and into SB One Bank pursuant to the Agreement and Plan of Merger, dated as of June 19, 2018, by and among SBBX, SB One Bank and EBNJ (the “Merger Agreement”); and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, EBNJ and SB One Bank agree as follows:

Section 1.          The Merger. Subject to the terms and conditions set forth in this Agreement and in the Merger Agreement, pursuant to applicable New Jersey and federal laws and regulations, at the Effective Time (as defined herein), EBNJ shall merge with and into SB One Bank (the “Merger”). SB One Bank shall be the surviving entity (sometimes referred to herein as the “Surviving Bank”) of the Merger and shall continue its corporate existence as a New Jersey-chartered bank regulated by the New Jersey Department of Banking and Insurance (the “NJDBI”) and the Federal Deposit Insurance Corporation (the “FDIC”) following consummation of the Merger. Upon consummation of the Merger, the separate corporate existence of EBNJ shall cease.

(a)          Effective Time: Closing Date. A closing in respect of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Hogan Lovells US LLP in Washington, D.C., or such other place as the parties may mutually agree upon, at such time and on such date as SB One Bank shall designate, which date shall be the Effective Date.

(b)          Name and Purpose. At the Effective Time, the name of the Surviving Bank shall be “SB One Bank.” The purpose of the Surviving Bank shall be to exist as a New Jersey-chartered bank and to engage in activities incidental thereto in a manner consistent with New Jersey and federal law.

(c)          Charter. From and after the Effective Time, the charter of SB One Bank, a New Jersey-chartered bank, and as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Bank until amended in accordance with applicable law.

(d)          Bylaws. From and after the Effective Time, the bylaws of SB One Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until amended in accordance with applicable law.

(e)          Capital Stock. From and after the Effective Time, (i) each share of EBNJ Stock issued and outstanding immediately prior to the Effective Time shall be converted in to the right to receive Merger Consideration pursuant to the terms of Article II of the Merger Agreement, and (ii) each share of common stock, par value $0.01 per share, of SB One Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding following consummation of the Merger, until thereafter amended in accordance with applicable law and the charter of the Surviving Bank.

(f)          Directors. The directors of the Surviving Bank immediately after the Effective Time shall consist of (i) the directors of SB One Bank in office immediately prior to the Effective Time and (ii) two directors of EBNJ (each a “Former EBNJ Director”) to be selected by SBBX upon consultation with EBNJ. Each Former EBNJ Director shall be appointed to the Board of Directors of the Surviving Bank effective at the Effective Time and shall hold office until the next annual election of the Board of Directors of the Surviving Bank, provided that, at each of the first three annual meetings of the Surviving Bank that occur after the date hereof, the Board of Directors of SBBX shall cause SBBX as sole shareholder of the Surviving Bank to elect each Former EBNJ Director to serve as a member of the Board of Directors of the Surviving Bank. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

(g)          Officers. The officers of the Surviving Bank shall consist of the officers set forth in Section 1.05(b) of the Merger Agreement. Each of the officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

Section 2.          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided herein and set forth in the applicable provisions of the regulations of the NJDBI.

(a)          Surviving Bank. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of EBNJ and SB One Bank and thereupon and thereafter all the property, rights, privileges, powers and franchises of EBNJ and of SB One Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of EBNJ and of SB One Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. Any reference to either of EBNJ or SB One Bank in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of EBNJ or SB One Bank is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of EBNJ or SB One Bank if the Merger had not occurred.

(b)          Deposits. All deposit accounts of EBNJ shall be and become deposit accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Surviving Bank shall be provided by the Surviving Bank to each deposit account holder of EBNJ, as necessary, after consummation of the Merger. All deposit accounts of SB One Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Bank after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

(c)          Offices. At the Effective Time, the main office of the Surviving Bank shall be located in Rockaway, New Jersey. The former branch offices of EBNJ shall be operated as branches of the Surviving Bank immediately following the Effective Time.

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Section 3.          Approvals Required. The consummation of the Merger contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, including, but not limited to, the approvals of the NJDBI and the FDIC, as may be required, and the expiration of all applicable waiting periods with respect to the Merger. The shareholders of EBNJ shall have taken appropriate action to vote to approve this Agreement and the Merger.

Section 4.          Conditions Precedent. The respective obligations of each party under this Agreement shall be subject to: (i) the receipt of all required regulatory approvals and the expiration of any required waiting periods specified by applicable federal law; (ii) the approval of this Agreement by the shareholders of EBNJ and the approval of this Agreement by SBBX in its capacity as sole shareholder of SB One Bank; and (iii) the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Time of each of the conditions set forth in Article VI of the Merger Agreement.

Section 5.          Representations. Each of EBNJ and SB One Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6.          Effective Date and Effective Time. The Merger provided for herein shall become effective upon the filing of a certified copy of this Agreement with the NJDBI, provided, however, that such filing shall not occur until all of the events set forth in Section 4 have taken place. The date of such filings is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified by the NJDBI on the certificate accompanying this Agreement.

Section 7.          Amendments. To the extent permitted by applicable New Jersey and federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

Section 8.          Termination. This Agreement shall terminate and forthwith become void automatically and without any action on the part of EBNJ or SB One Bank immediately upon the termination of the Merger Agreement in accordance with Article VII thereof and, except as set forth in Article VII of the Merger Agreement, there shall be no further liability on the part of EBNJ or SB One Bank upon such termination.

Section 9.          Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10.         Successors. This Agreement shall be binding on the successors of EBNJ and SB One Bank.

Section 11.         Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of New Jersey, except to the extent the laws of the United States of American govern, without regard for conflict of law provisions.

(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SB ONE BANK

By:
Name:	Anthony Labozzetta
Title:	President and Chief Executive Officer

ENTERPRISE BANK N.J.

By:
Name:	Donald J. Haake
Title:	President and Chief Executive Officer

[Signature Page to Plan of Bank Merger]

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Exhibit C

Form of Employment Agreement with Donald J. Haake

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of this __ day of _______, 2018 by and between DONALD J. HAAKE, an individual residing at [street address, city, state, zip code] (the “Employee”), SB ONE BANK, a New Jersey state chartered commercial bank with its principal place of business located at 100 Enterprise Drive, Suite 700, Rockaway, New Jersey, 07866 (the "Bank"), and SB ONE BANCORP, a New Jersey corporation with its principal place of business located at 100 Enterprise Drive, Suite 700, Rockaway, New Jersey, 07866 (the "Company"). The Bank and the Company are sometimes collectively referred to herein as "Employer".

WITNESSETH

WHEREAS, Employer desires to secure the services of Employee as the Senior Executive Vice President, Regional Banking of the Bank, which services Employee is willing to furnish on the terms and conditions hereinafter set forth;

WHEREAS, the Board of Directors of the Bank and the Board of Directors of the Company have each determined that it is in the best interests of each of the Bank and the Company to enter into this Agreement with Employee, and each respective Board has authorized the Bank and the Company to enter into this Agreement;

WHEREAS, Employee understands and agrees that Employee’s execution of this Agreement is a prerequisite and condition for employment (or continued employment as the case may be) with Employer;

WHEREAS, Enterprise Bank N.J. (“EBNJ”) has entered into a Plan and Agreement of Merger (the “Merger Agreement”) with the Company pursuant to which EBNJ will merge with and into the Bank (the “Merger”);

WHEREAS, this Agreement supersedes any and all previous agreements, promises or other representations, between Employee and Employer, including but not limited to the employment agreement with EBNJ dated November 30, 2015; and

WHEREAS, to induce Employer to employ Employee, Employee has agreed to execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto, intending to be legally bound, does hereby agree as follows:

1.          Employment.

The Company and the Bank hereby jointly agree to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2.          Term.

The term of this Agreement shall commence on the closing date of the Merger and will terminate at the will of either Employer or Employee, with or without Cause, for any reason or no reason, subject to the terms set forth herein.

3.          Title and Duties.

Employee shall report to the Chief Executive Officer of the Bank. Employee also agrees to perform such other duties which are usual and customary for persons in similar positions at comparable institutions as shall from time-to-time be requested or assigned to Employee by the Chief Executive Officer and/or the Boards of Directors of the Company or the Bank in order to promote the business interests of the Company or the Bank and/or to carry out the purposes of this Agreement. Employee further agrees to adhere to all Company and/or Bank policies and procedures, including but not limited to those related to business operations, employment practices, and customer relations. Employee shall devote substantially all of Employee’s business time and attention to the performance of Employee’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services, either directly or indirectly, without the prior written consent of the Company and the Bank.

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4.          Compensation.

(a) Base Salary. Employee shall receive an annual base salary of three hundred five thousand dollars ($305,000), subject to all withholdings and deductions as required by law, to be paid on a bi-weekly basis consistent with Employer’s normal payroll procedures. Employee’s salary may be reviewed annually at the discretion of Employer.

(b) Incentive Plans. Employee shall be eligible to participate in the Bank’s annual executive incentive plan and the Bank’s long-term incentive plan.

(c) Health and Other Insurance Benefits. Employee shall have the option to participate in the Bank’s health insurance and other insurance benefit programs during his employment on the same terms and conditions as other Bank employees. Employee acknowledges that the Bank’s health insurance and other insurance benefit plans are subject to change at any time at the discretion of the Bank.

(d) Retirement Plan. Employee shall be eligible to participate in the Bank’s 401(k) retirement plan on the same terms and conditions as such plan is offered to the Bank’s other employees or senior management.

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(e) Vacation and Holidays. Employee shall be eligible for annual paid vacation and holidays consistent with Bank policies.

(f) Perquisites. Employee shall be entitled to such perquisites and other benefits as shall be agreed to by Employer and Employee in one or more separate writings.

5.          Termination of Employment.

(a) Termination Without Cause. Employee’s employment may be terminated by Employer at any time, with or without Cause, in its sole and absolute discretion, upon thirty (30) days prior written notice to Employer. In the event Employee’s employment hereunder is terminated by the Employer without Cause and provided that Employee is not in violation of any term of this Agreement, from and following the date of such termination, the Employer shall continue to pay Employee his base salary and continue his health and other insurance benefits (the “Termination Payments”) for a period of one (1) year from the date of termination provided that Employee must execute a General Release in a form acceptable to Employer prior to being eligible to receive the Termination Payments. Employee shall not be entitled to receive any compensation or benefits other than the Termination Payments beyond thirty (30) days after receiving notice of his termination.

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(b) Termination For Cause. Employee’s employment may be terminated by Employer for “Cause” upon the occurrence of one or more of the following events: (i) Employee’s personal dishonesty or willful misconduct which causes material injury to Employer; (ii) breach of fiduciary duty involving personal profit; (iii) intentional failure to perform his duties; (iv) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order; (v) a material breach of any provision of this Agreement; or (vi) failure to adequately perform Employee’s job duties and responsibilities, including failure to comport oneself with Employer’s Guiding Principles (attached hereto as Addendum A). Prior to a termination for Cause pursuant to paragraphs 5(b)(iii), (v) or (vi), Employer shall provide Employee with a written notice of Employee’s performance failures and a thirty (30) day opportunity to cure.

(c) Resignation Without Good Reason. Employee may resign his employment at any time by providing thirty (30) days prior written notice to the Bank. The Employer is under no obligation to compensate Employee beyond the effective date of his voluntary termination. At its option Employer may accelerate Employee’s last day of employment following his resignation.

(d) Resignation For Good Reason. Employee may resign his employment with “Good Reason” in the event Employee is not in violation of this Agreement and Employer: (i) materially diminishes Employee’s duties; (ii) relocates the Employee’s principal office location more than twenty-five (25) miles from its present location which also increases Employee’s commuting distance by over twenty-five (25) miles; or (iii) reduces the Employee’s compensation or other benefits below the level specified herein. Upon occurrence of any of these events, Employee shall have thirty (30) days to provide Employer with written notice of his intention to resign with “Good Reason”. In the event the Employee elects to resign with “Good Reason” and provided that Employee is not in violation of any term of this Agreement, Employee shall be entitled to receive the Termination Payments for a period of one (1) year from the termination date, subject to Employee entering into a release of claims agreement in a form acceptable to Employer.

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(e) Death or Disability. This Agreement shall automatically terminate upon the death or disability of Employee. Employee shall be considered “disabled” if Employee is unable to physically or mentally perform his essential job duties for a total of ninety (90) days within any one hundred eighty (180) day period with or without a reasonable accommodation. Upon such termination, Employee shall not be entitled to any additional compensation hereunder, provided, however that the foregoing shall not prejudice Employee’s right to be paid all compensation earned through the date of termination of this Agreement and/or to collect the benefits provided by any applicable insurance policies maintained for the benefit of Employee or Employee’s beneficiaries related to Employee’s death or disability.

6.          Change in Control.

(a) Definition. A “Change of Control” shall occur upon any of the following events:

(i) A reorganization, merger, consolidation or sale of all or substantially all of the assets of the Employer, or a similar transaction, in any case in which the holders of the voting stock of the Employer prior to such transaction do not hold a majority of the voting power of the resulting entity; or

(ii) the individuals who constitute the “Incumbent Board” of the Employer cease for any reason to constitute a majority thereof. (“Incumbent Board” means the Board of Directors of the Employer on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he or she were a member of the Incumbent Board); or

(iii) at such time as (1) any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Employer or the trustees or any administration of any employee stock ownership plan and trust, or any other employee benefit plans, established by Employer from time to time is or becomes a “beneficial owner” (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Employer representing 35% or more of the Employer’s outstanding securities ordinarily having the right to vote at the election of directors; or

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(iv) a tender offer is made for 35% or more of the voting securities of the Employer and the shareholders owning beneficially or of record 35% or more of the outstanding securities of the Employer have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

(b) Termination Upon a Change in Control. Upon the termination of Employee’s employment without Cause following the occurrence of a Change of Control, Employee shall be entitled to receive a lump sum payment in an amount equivalent to two (2) times Employee’s then current base salary; provided, however, that in no event shall any payments or benefits provided for hereunder constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, and in order to avoid such a result the benefits provided for hereunder will be reduced, if necessary, to an amount which is one dollar ($1.00) less than an amount equal to three (3) times Employee’s “base amount” as determined in accordance with such Section 280G. In addition to the foregoing, Employee shall be entitled to receive from Employer, or its successor, the right to continue participation in any health insurance or other insurance plans that Employee was participating in prior as of the date of termination for a period of two (2) years thereafter at no cost to the Employee.

(c) Changes Following Change in Control. If within eighteen (18) months of the occurrence of a Change in Control, Employer or its successor should: (i) materially diminish Employee’s duties; (ii) relocate the Employee’s principal office location more than twenty-five (25) miles from its location immediately prior to the Change in Control and also increases Employee’s commuting distance by more than twenty-five (25) miles; or (iii) reduce the Employee’s compensation or benefits below the level in effect immediately prior to the Change in Control, Employee shall have the right to resign his employment for Good Reason and receive the benefits set forth in paragraph 6(b) herein, subject to the conditions set forth therein.

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7.          Expenses.

Employee may occasionally incur expenses related to the performance of Employee’s duties. The Bank will reimburse Employee for business-related expenses in accordance with the Bank’s expense reimbursement policy applicable to executives.

8.          Employee Representations.

Employee represents and warrants that Employee is under no obligation, restriction or limitation, contractual or otherwise, to any other person or entity that would prohibit or impede Employee from undertaking and performing the duties, responsibilities and obligations hereunder or otherwise being employed by the Bank and/or the Company, and Employee is free to enter into and perform the terms and provisions hereof. To the extent Employee is a party to any agreement with a current or former employer, Employee represents and warrants that Employee has provided a copy of that agreement to the Bank prior to executing this Agreement.

9.          Non-Disclosure of Confidential and Proprietary Information.

Employee agrees that in order for Employee to perform his duties properly, Employer must necessarily entrust Employee with certain confidential, secret and proprietary documents, materials, data and other information, in tangible and intangible form, of and relating to the Bank and the Company, their business, existing and prospective customers, suppliers, vendors and associated third parties (the “Confidential Information”). This Confidential Information includes, without limitation, information related to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-progress, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenues, costs, formulae, notes, communications, customer lists and customer information of the Bank and the Company, their existing and prospective customers and business associates, or of any other person or entity that has entrusted information to the Bank and/or the Company in confidence. Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

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Employee understands and acknowledges that the development or acquisition of such Confidential Information is the result of great effort and expense by the Employer. Employee further understands and acknowledges that the Employer’s ability to reserve this Confidential Information for its exclusive knowledge and use is of great competitive importance and commercial value to the Employer and that improper use or disclosure of the Confidential Information by Employee will cause the Employer irreparable harm.

Employee understands and agrees that Confidential Information developed by Employee in the course of his employment by the Employer shall be subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of Employee or persons acting on Employee’s behalf.

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Employee agrees that during the term of his employment with the Employer and at all times thereafter, he shall not disclose, either directly or indirectly through any other person or entity, or permit unauthorized access to, the Confidential Information or use it in a way, except on behalf of the Employer, whether or not such Confidential Information is produced by Employee’s own efforts, except as permitted by the Chief Executive Officer in advance in writing.

Employee agrees that the Employer has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Employer’s part to maintain the confidentiality of and to use such information only for certain limited purposes agreed to by such third parties. During its engagement by the Employer, and at all times thereafter, Employee shall hold all such confidential or proprietary information in the strictest confidence and shall not disclose such information to any person or entity or otherwise utilize it except as is reasonable and necessary in the course of his work for Employer and in strict accordance with any agreement between the Bank and/or Company and such third party.

During employment with the Employer, Employee will not improperly use or disclose any confidential or proprietary information or trade secrets of any former or concurrent employer or other person, and Employee will not bring onto the premises of the Employer any confidential or proprietary information or trade secrets belonging to any such employer or person unless Employee has obtained their prior written consent.

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10.         Non-Solicitation of Customers and Vendors.

Employee understands and acknowledges that Employer has expended and continues to expend significant time and expense in developing customer and vendor relationships, customer and vendor information and goodwill, and that because of Employee’s experience with and relationship to Employer, Employee will have access to and learn about much or all of the Bank and/or Company’s customer and vendor and prospective customer and vendor information, including, but not limited to, names, phone numbers, addresses, email addresses, and other information identifying facts and circumstances specific to the customer or vendor or prospective customer or vendor and relevant to the services provided by the Bank and/or Company. Employee understands and acknowledges that loss of customer and vendor relationships and/or goodwill and/or interference with this prospective customer or vendor relationship will cause significant and irreparable harm to Employer.

Employee agrees and covenants that during the term of Employee’s employment and for a period of twelve (12) months after the employment relationship ends, for any reason or no reason and whether employment is terminated at the option of Employee or the Employer, Employee shall not directly or indirectly through another person or entity: (a) solicit, contact, attempt to contact or meet with any person or entity who was a customer of the Bank and/or Company at any time during the term of Employee’s employment or from whom the Bank and/or Company discussed or solicited business within one hundred eighty (180) days of the date Employee’s employment with the Employer is terminated; or (b) induce or attempt to induce any customer or vendor of the Bank and/or Company during or after the term of Employee’s employment to reduce, limit or not commence doing business with the Bank and/or Company.

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11.         Non-Solicitation of Employees.

Employee understands and acknowledges that Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. Employee agrees and covenants that during the term of Employee’s employment and for a period of twelve (12) months thereafter, Employee shall not directly or indirectly through another person or entity induce or attempt to induce any existing or future employee of the Bank and/or Company to leave the employ of the Bank and/or Company, or in any way interfere with the relationship between the Bank and/or Company and such employee, including, without limitation, inducing or attempting to induce any employee or group of employees to interfere with the business or operations of the Bank and/or Company or to solicit for hire or hire any person that is employed by the Bank and/or Company.

12.         Non-Competition

Because of the Employer’s legitimate business interest as described herein and the good and valuable consideration offered to the Employee, during the term of Employee's employment and for a period of twelve (12) months, to run consecutively, beginning on the last day of the Employee's employment with the Employer, for any reason or no reason and whether employment is terminated at the option of the Employee or the Employer, Employee agrees and covenants not to as an officer, director, shareholder, member, owner, employee, agent, independent contractor or in any other capacity directly or indirectly consult with, be employed by, provide services to, promote, freelance for or have any interest in any bank or financial services business, firm, partnership or corporation, which competes with the Bank and/or Company in the business of providing banking and financial services anywhere within fifty (50) miles of a branch or office of the Bank. Employee agrees that the restrictions in this paragraph 12 protect legitimate business interests of the Employer and are reasonable in terms of duration, geographic scope and in all other respects. Nothing herein shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

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13.         Return of Company Property.

Employee agrees, upon termination of his employment, promptly to deliver to the Bank all records, reports, manuals, programs, files, keys, building passes, credit cards, books, documents, computer disks or tapes, disk drives, memory sticks and/or any other property of the Bank and/or Company, including anything that was prepared by or on behalf of the Bank and/or Company or purchased with Bank and/or Company funds, and to refrain from making, retaining or distributing copies thereof. To the extent that Employee has any data belonging to the Bank and/or Company or any non-removable magnetic media owned by Employee (for example, a computer’s hard disk drive), Employee agrees that immediately upon termination he will provide the Bank with a copy of the data and then purge his computer of the data. Employee shall further furnish to the Bank an affidavit attesting to the foregoing return and destruction of the information within three days of receiving notice under this paragraph.

14.         Compelled Disclosure.

Notwithstanding any other provisions herein, if Employee is requested to disclose any Confidential Information to any governmental, regulatory or other such authority with proper jurisdiction, Employee will promptly notify the Bank and permit the Bank and/or Company to seek a protective order or to take other appropriate action. Employee will also exercise his reasonable best efforts (subject to the advice of Employee’s legal counsel) to cooperate in the Bank and/or Company’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information. If, in the absence of a protective order, Employee is, in the opinion of Employee’s legal counsel, compelled as a matter of law to disclose the Confidential Information, Employee may disclose to the party compelling disclosure only the part of the Confidential Information as is required by law to be disclosed.

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15.         Remedies.

Employee acknowledges that monetary damages will not be a sufficient remedy for Employee’s breach or threatened breach of paragraphs 9 through 14 of this Agreement and that a breach of these provisions by the Employee will cause irreparable harm to the Employer. As a result, Employee agrees that the Employer shall be entitled to obtain equitable relief, including injunctive relief and/or specific performance, for any such breach, without having to show proof of actual harm or posting any bond. Employee further agrees that should he violate these provisions Employer shall be entitled to cease and/or recover any payments and benefits otherwise owed or paid to Employee pursuant to paragraphs 5 and 6 of this Agreement and that Employer shall further be entitled to recover all attorneys’ fees and court costs associated with its filing and maintaining any such action against Employee.

16.         At-Will Employment.

Employee acknowledges and agrees that he is an at-will employee of the Employer and that nothing in this Agreement alters his status as an at-will employee. Employee further acknowledges and understands that either party may terminate Employee’s employment at any time with or without cause and with or without prior notice, except as otherwise provided herein. Employee further acknowledges, understands and agrees that this Agreement does not constitute a promise or guaranty of employment in any position or for any period of time.

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17.         Assignability.

This Agreement is binding upon and shall become the legal obligation of the successors and assigns of Employer. This Agreement is not assignable by Employee.

18.         Amendments and Waiver.

No provision hereof may be amended or waived except by a writing executed by both Employee and the Chief Executive Officer on behalf of the Employer. Any such waiver shall not constitute a waiver of any subsequent breach, failure or violation of the same or other provisions hereof.

19.         Construction.

The Parties agree that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

20.         Entire Agreement.

This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties hereto with respect to the subject matter thereof. This Agreement is void ab initio if the Merger Agreement is terminated for any reason.

21.         Headings.

The headings and titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or title of any section.

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22.         Governing Law and Jurisdiction.

This Agreement and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the laws of the State of New Jersey, without reference to conflict of laws principles. All claims and actions relating to this Agreement shall be brought only in the state or federal courts of New Jersey, and the parties acknowledge and agree to the exclusive venue and personal and subject matter jurisdiction of such courts, and waive all objections thereto, including, without limitation, that of inconvenient forum. The parties further waive their right to a trial by jury to the fullest extent allowed under applicable law.

23.         Severability.

Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful and not subject to reformation, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

AGREED AND ACCEPTED:

Donald J. Haake

On Behalf of SB OneBancorp

By:
Anthony Labozzetta
President and Chief Executive Officer

On Behalf of SB One Bank

By:
Anthony Labozzetta
President and Chief Executive Officer

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